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Exhibit 10.3

Ministero delle Attività produttive

Direzione Generale Coordinamento Incentivi alle Imprese

(Ministry of Productive Activities
Directorate-General for Company Incentives Co-ordination)

OFFICE C1

SUMMARY OF GRANTING DECREE NO. 90 OF 5 AUGUST 2002

THE DIRECTOR GENERAL

IN ACCORDANCE WITH	Article 14, paragraph 1 of Law no. 46 of 17 February 1982, which institutes the Special Revolving Fund for Technological Innovation at the Ministry of Industry, Commerce and Handicrafts;
IN ACCORDANCE WITH	Legislative Decree no. 123 of 31 March 1998;
IN ACCORDANCE WITH
Legislative Decree no. 297 of 27 July 1999, containing the "reorganisation of the regulations and simplification of the procedures for the support of scientific and technological research, for the spreading of technologies and for the mobility of researchers";
IN ACCORDANCE WITH	Article 54, paragraph 5, of law no. 488 of 23 December 1999, concerning instructions for the formation of the annual and multi-year state budget (year 2000 Budget Law);
IN ACCORDANCE WITH
Directive of 16 January 2001 of the Ministry of Industry, Commerce and Handicrafts containing directives for the granting of subsidies from the Special Revolving Fund for Technological Innovation, as mentioned in Article 14, of Law No. 46 of 17 February 1982;
IN ACCORDANCE WITH	Circular no. 1034240 of 11 May 2001 of the Ministry of Industry, Commerce and Handicrafts, explaining the above-mentioned directive;
IN ACCORDANCE WITH	Legislative Decree no. 300 of 30 July 1999;
IN ACCORDANCE WITH
The Circular of the Ministry of Productive Activities of 26 October 2001, containing the list of concession-holding managing agents appointed to carry out inquiries into pre-competitive development programmes;
IN ACCORDANCE WITH	The Decree of the Ministry of Productive Activities of 7 August 2001, containing the list of depressed areas in regions that are beyond goal 1;
IN ACCORDANCE WITH	The Decree of the Ministry of Economics and Finance of 31 December 2001, regarding the division into chapters of the provisional basic units relating to the state budget for the 2002 financial year;
IN ACCORDANCE WITH	Paragraph 3 of article 8 of the Directive of 16 January 2001;
IN ACCORDANCE WITH
Legislative Decree no. 29 of 3 February 1993, concerning "Rationalisation of the Public Administrations' organisation and revision of the regulations regarding public employment" and subsequent amendments and additions;
IN ACCORDANCE WITH	Article 45 of Legislative Decree no. 80 of 31 March 1998;

IN ACCORDANCE WITH
Paragraph 3 of Article 4 of the Directive of 16 January 2001, which sets the interest rate to be applied to subsidies granted at the expense of the Fund for the period of pre-amortisation and amortisation;
IN ACCORDANCE WITH
The Decree of 10 January 2002, in which the Minister of Productive Activities sets the rate to apply to operations of updating/re-valuation for the purposes of the granting and payment of the subsidies to the companies;
IN ACCORDANCE WITH	The Ministerial Decree of 28 March 2002 concerning the division among the various operations of the resources of the Single Fund for the incentives to companies allocated to chapter 7420;
IN ACCORDANCE WITH
the subsidy application presented on 27/11/2001 by BIOSEARCH ITALIA SPA classified as a small or medium company, with registered offices at Via Abbondio Sangiorgio 18, 20145 Milan, Italy, for a programme of pre-competitive development, also including activities that are not primarily of industrial research, identification number E01/0057/0;
IN ACCORDANCE WITH
The Decree of 06/05/2002 with which, following approval given by the Technical Committee in the meeting of 10/04/2002, the afore-mentioned programme was declared eligible to receive the subsidies of the Fund for Technological Innovation, for an overall cost of € 6,574,050.00;
TAKING ACCOUNT	of the fact that the Special Revolving Fund for Technological Innovation has the necessary funds available;

ORDERS
Article 1
(Granting)

        The subsidies listed below are granted to the company BIOSEARCH ITALIA SPA, with registered offices at Via Abbondio Sangiorgio 18, 20145 Milan, Italy, Tax Code 11922440158, classified as a small or medium company, hereinafter referred to as the beneficiary, to be drawn from the Special Revolving Fund for Technological Innovation for the Pre-competitive Development Programme concerning the "Characterisation and development of new anti-microbial drugs", identification number E01/0057/0.

        The subsidies consist of:

  a)
  a subsidized loan amounting to € 3,944,430.00;

  b)
  a contribution to expenses amounting to € 1,278,400.00 as a supplement to the subsidized loan under paragraph a);

  c)
  a contribution to expenses amounting to € 1, 351,200.00 for certain allowances.

        The original grant included an allocation of costs eligible for the above subsidies.

Article 2
(place and duration)

        This article outlined that the programme is carried out at the company's factory at Gerenzano (VA), has a duration of 36 (thirty-six) months, it set forth the start and end date and that the programme is supervised by the manager Mr. Francesco PARENTI.

Article 3
(responsibilities of the beneficiary)

        The beneficiary undertakes to carry out the programme in compliance with the procedures and terms provided for by this decree and by point D of the development plan attached to the subsidy application, subject to any changes arising from the inquiry carried out by the managing agent, and to be directly responsible for carrying out the programme and for fulfilment of all the other commitments and duties foreseen, including those for activities carried out by third parties.

Article 4
(payments)

        Payment of the subsidies must be requested in compliance with the procedures and terms provided for by point 10 of Circular no. 1034240 of 11 May 2001 and by appendix 3 of the same, which involves overall costs of € 6,574,050.00. The original grant contained an allocation of the above subsidies over the period of the grant.

        The beneficiary may only present applications for payment after incurring costs at least equal to those foreseen in the plan, and in any case the related payments cannot be made in years preceding those set out in the payment plan.

        Failure to present each state-of-advancement report by December 31 of the year following the one set out in the payment plan will result in cancellation of the subsidies.

        The overall amount of the payments in the period of implementation of the programme cannot exceed 90% of the amount of the subsidies set out in article 1 above.

        Payment of the subsidies is made by the managing agent within 60 days after presentation of the state-of-advancement report on the work and the related documentation, formally and technically complete, on the basis of the costs considered acceptable, on condition that the beneficiary is not in default on any operation carried out at the Fund's expense.

        It is understood that payments relating to the loan and the contribution depend, as regards the timing, on the necessary sums actually being available.

        The residual 10%, to be deducted from the payment relating to the last state-of-advancement report and, if necessary, the previous one too, is paid after the beneficiary has signed the special "declaration of final obligation".

        The beneficiary must present the application for final payment to the managing agent within three months of the conclusion of the programme, attaching the final technical report attesting that the programme has been carried out and the related documentation of expenses.

        The Ministry, on the basis of checks carried out by an appropriate commission, as foreseen under article 10 of the Directive of 16 January 2001, re-determines, once and for all, with its own decree, the amount of subsidies owed and arranges for payment within 6 months of the application.

        It is however agreed that—in the event that following the payments mentioned above, it is found that these payments were made, in full or in part, against costs that were not proper, not relevant or in any case not eligible for the loan—the managing agent will make an adjustment to the amounts still to be paid or, in the event that these are insufficient or that the payments have been completed, the beneficiary must repay, in a single payment and within 15 days of the written application, the amount found to have been over-paid, increased by interest at the official interest rate currently in force, calculated from the credit date, by means of payment to "Capo XVIII—Capitolo 4726" of the State Budget Revenue.

Article 5
(repayments)

        The loan, the final amount of which is determined in the "declaration of final obligation", is paid back by the beneficiary in keeping with the final amortisation plan as defined in the same "declaration of final obligation", in 5 equal annual deferred instalments, including capital and interest, the first of which runs from the date of conclusion of the pre-amortisation period, at an interest rate of 1.01200%, corresponding to 20% of the current discount rate.

        The interest relating to the pre-amortisation period, calculated on the basis of the actual payments of the loan in accordance with paragraph a) of article 1 and the period for which these have been enjoyed, is paid annually, beginning from the same date of the year following the date of this decree, at the interest rate of 1.01200%.

        The beneficiary pays the pre-amortisation interest and the amortisation instalments into the bank current account indicated by the managing agent.

        In the event of a delay (of not more than one year) in the payment of the interest and amortisation instalments, the Ministry has the full right to apply an interest on delayed payment at a rate equal to the current official interest rate increased by three percentage points.

        The interest on delayed payment is applied without the need for notice to be given or the beneficiary to be placed in default; the expiry of the time limit is a sufficient condition.

Article 6
(changes to the programme)

        Any changes to the programme must immediately be notified to the managing agent by the beneficiary, attaching explanatory documentation to the notification.

        Changes that do not alter the programme's aims, concerning individual items of costs eligible for the granting of the loan, or shifting of costs between the various activities, while remaining within the limits set for the eligibility of the programme set out in points 2.3 of Circular no. 1034240 of 11 May 2001, are considered at the time of payment of the final amount.

        Where the changes involve substantial alterations to the aims of the programme compared to those planned, as well as to the commitments undertaken in this granting decree, the beneficiary must make a proposal to the Ministry, through the managing agent, regarding the new disposition of the programme. This will be newly assessed in order to adopt the necessary measures.

        Until the proposals for changes mentioned in the previous paragraph have been approved, the managing agent will suspend payment of the subsidies.

Article 7
(technical reports)

        The beneficiary must present technical reports on the progress of the programme to the managing agent, and these must indicate, for each stage of advancement of the work, the work carried out, the goals that have been achieved (even partially), and the operational and technological difficulties that have been faced and overcome.

        The final technical report, to be attached to the application for the final payment, must also indicate the aims that have in fact been achieved and any differences compared to the programme that was originally approved.

        The beneficiary must prepare and keep available descriptive documents on each stage of advancement of the programme and all the evidential documentation on the related expenses.

Article 8
(annual reports)

        The beneficiary must highlight the implementation of the programme, indicating the costs sustained, in the annual reports relating to each of the financial years during which the programme is carried out, beginning immediately after the one in which the individual subsidy payments were made.

Article 9
(cancellations)

        The Ministry, having consulted the managing agent, may cancel the benefits granted, in the event that even only one of the following situations occurs:

  a)
  one or more of the requirements for eligibility is found to be lacking, or the documentation is incomplete or irregular, because of matters that are attributable to the company and cannot be remedied;

  b)
  failure to comply with the maximum planned time limits for implementing the programme;

  c)
  failure to present the state-of-advancement reports within a year of the dates foreseen in the plan of payments in relation to the costs of each of these stages of advancement;

  d)
  failure to submit the final documentation of expenses within three months of completion of the programme;

  e)
  failure to carry out the programme;

  f)
  failure to achieve the goals foreseen by the development programme, except in the event of force majeure, fortuitous events, or other facts and events that have occurred and were not predictable;

  g)
  failure to repay the pre-amortisation interest or loan instalments for more than a year.

        In the event of cancellation, the beneficiary does not have the right to further payments, if there are still any to be paid, and must repay, in full or in part, the subsidy already received, increased by interest at the current official interest rate, this being raised by five percentage points, as well as by the pecuniary fines set out in article 9 of Legislative Decree no. 123 of 31 March 1998, in the event that cancellation is ordered because of the situations envisaged in paragraph a).

Article 10
(checks and inspections)

        The Ministry may check the progress of the activities and their compliance with the programme, as well as the relevance, the actual amount and the adequacy of the expenses and costs incurred, in accordance with criteria and methods that it considers appropriate, and may order inspections at each stage of the procedure, including inspections carried out by the managing agent.

        The beneficiary undertakes to allow all these checks and inspections at the premises where the programme is carried out.

        In the event that these checks and the inspection of accounting documents presented for the purposes of payment do not have a positive outcome, the managing agent will suspend payment of the subsidies, in whole or in part, notifying the beneficiary of the reasons. The beneficiary must put its position in order within a maximum of 30 days from the date of the application.

Article 11
(early repayment)

        The beneficiary may make early repayment, in whole or in part, of the debt arising from the loan granted pursuant to this decree.

        The amount that the beneficiary wishes to pay back in advance is considered due and payable on the date laid down for the repayment itself.

        Each amount due for each expiry date is payable to the Ministry, at its current value on the date mentioned in the previous paragraph. For this purpose, the same interest rate as that applied for the plan of repayments to be made by the beneficiary will be applied.

        In the event of partial repayment, all payments will have the effect of reducing the number of repayment instalments, paying off the final instalments first (in the opposite order to that of their expiry).

        Payments made in advance by the beneficiary do not however have the effect of restoring the loan availability that existed before payment.

Article 12
(obligation of payment)

        No dispute that may arise between the parties can have the effect of suspending the beneficiary's obligation to make punctual payment on the respective expiry dates of what is due for the loan granted.

Article 13
(disputes)

        The beneficiary takes note that any proceedings for recovery of credits are brought and carried through by the Ministry in compliance with the ways and means foreseen for recovery of State credits.

        Exclusive competence for any dispute relating to this decree lies with the Rome Court.

        The domicile of choice of the parties is as follows: the Ministry of Productive Activities in Rome and the beneficiary at its registered offices indicated in article 1 of this decree.

Article 14

        All expenses, including notary fees, related to and arising from this decree, as well as any fiscal charges, are exclusively at the expense of the beneficiary.

Article 15

        The amount to be paid for the subsidies granted in favour of the programme regulated under this decree, amounting to € 6,574,030.00, is to be paid from the available funds of the Special Revolving Fund for Technological Development.

Rome: 5 August 2002	DIRECTOR GENERAL (Carlo SAPPINO)

The undersigned Rolando LORENZETTI, born in Florence on 15 February 1953, legal representative of BIOSEARCH ITALIA SPA, acting under special power of attorney, undersigns this decree to indicate acceptance of the obligations and duties indicated in it.
Rome: 5 August 2002	THE SPECIAL PROXY OF BIOSEARCH ITALIA SPA (Rolando LORENZETTI)

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  Exhibit 10.3
ORDERS Article 1 (Granting)
Article 2 (place and duration)
Article 3 (responsibilities of the beneficiary)
Article 4 (payments)
Article 5 (repayments)
Article 6 (changes to the programme)
Article 7 (technical reports)
Article 8 (annual reports)
Article 9 (cancellations)
Article 10 (checks and inspections)
Article 11 (early repayment)
Article 12 (obligation of payment)
Article 13 (disputes)
Article 14
Article 15